     As filed with the Securities and Exchange Commission on August 6, 1998

                                                Registration No. 333-___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                              BROADCOM CORPORATION
             (Exact name of registrant as specified in its charter)


                 CALIFORNIA                           33-0480482
        (State or other jurisdiction                 (IRS Employer
     of incorporation or organization)             Identification No.)


                            16251 LAGUNA CANYON ROAD
                            IRVINE, CALIFORNIA 92618
               (Address of principal executive offices) (Zip Code)


                              BROADCOM CORPORATION
                            1998 STOCK INCENTIVE PLAN
                        1998 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the Plans)

                           --------------------------

                          HENRY T. NICHOLAS, III, PH.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              BROADCOM CORPORATION
                            16251 LAGUNA CANYON ROAD
                            IRVINE, CALIFORNIA 92618
                     (Name and address of Agent for service)


                                 (949) 450-8700
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                    Proposed           Proposed
               Title of                                              Maximum            Maximum
              Securities                          Amount            Offering           Aggregate          Amount of
                 to be                             to be              Price            Offering         Registration
              Registered                        Registered(1)       per Share            Price               Fee
=====================================================================================================================
1998 STOCK INCENTIVE PLAN:
    Class A Common Stock, $0.0001 par value    15,948,439 shares    $58.6875(2)    $935,974,013.81(2)    $276,112.33
    Class B Common Stock, $0.0001 par value     7,948,228 shares       $5.21(3)     $41,410,267.88(3)     $12,216.03
---------------------------------------------------------------------------------------------------------------------
1998 EMPLOYEE STOCK PURCHASE PLAN:
    Class A Common Stock, $0.0001 par value       750,000 shares    $58.6875(2)     $44,015,625.00(2)     $12,984.61
---------------------------------------------------------------------------------------------------------------------
REGISTERING SHAREHOLDER:
    Class A Common Stock, $0.0001 par value       225,000 shares(4) $58.6875(2)     $13,204,687.50(2)      $3,895.38
---------------------------------------------------------------------------------------------------------------------
TOTAL                                                                            $1,034,604,594.19       $305,208.35
=====================================================================================================================

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Broadcom Corporation 1998 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Common Stock.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low selling prices per share of the Registrant's Class A Common Stock on August 5, 1998, as reported on the Nasdaq National Market.

(3) Calculated on the basis of the weighted average exercise price of the outstanding options to purchase shares of Class B Common Stock under the Registrant's 1998 Stock Incentive Plan. The Class B Common Stock is not listed on the Nasdaq National Market.

(4) Such shares are being registered for the convenience of the Shareholder. All of such shares are currently subject to an underwriters' lock-up agreement that expires on or about October 13, 1998. In addition, as of August 3, 1998, 187,812 of such shares were subject to repurchase by the Company, at the Company's option and at a price equal to the original purchase price paid by Shareholder, in the event the Shareholder ceases to remain in Service with the Company as provided under the terms of a Stock Purchase Agreement between Shareholder and the Company dated as of December 29, 1997. The number of shares subject to repurchase will decline hereafter on a ratable basis in accordance with a monthly vesting schedule tied to shareholder's continued Service with the Company. Unvested shares are subject to transfer restrictions under the Stock Purchase Agreement.

                                 225,000 SHARES

                              BROADCOM CORPORATION
                              Class A Common Stock
                               ($0.0001 PAR VALUE)

                                -----------------

         This Prospectus relates to the offer and sale of up to 225,000 shares of the Class A Common Stock(1), par value $0.0001 per share (the "Shares"), of Broadcom Corporation, a California corporation (the "Company"), by one of the Company's shareholders (the "Shareholder"). The Shareholder is an executive officer of the Company who serves as Vice President of Worldwide Sales, and the Shares were acquired by him under the Company's 1994 Amended and Restated Stock Option Plan (the "1994 Plan"). The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) of the Securities Act.

         The Shares may be offered by the Shareholder from time to time in broker-dealer transactions effected through the Nasdaq National Market at market prices prevailing at the time of the sale. For further information concerning such sales, see the section below entitled "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

         The Shares offered by the Shareholder involve a high degree of risk. Investors should carefully consider the information set forth under the heading "Risk Factors" and other cautionary language set forth in this Prospectus.

         The Company's Class A Common Stock is quoted on the Nasdaq National Market under the symbol BRCM. On August 5, 1998 the average of the high and low selling prices of the Class A Common Stock was $58.6875 per share.

                                -----------------

         SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.

                                -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

                  THE DATE OF THIS PROSPECTUS IS AUGUST 6, 1998

------------------
(1) The shares are currently shares of the Company's Class B Common Stock, par value $.0001 per share. However, each such share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock and will convert automatically into one share of Class A Common Stock upon the sale of the Class B Common Stock pursuant to this Prospectus. The two classes of Common Stock are substantially identical, except that the holders of the Class A Common Stock are entitled to one vote per share and the holders of the Class B Common Stock are entitled to ten votes per share on matters submitted to a shareholder vote.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains an Internet web site at http://www.sec.gov that contains the Company's reports, proxy materials and other information filed with the Commission. The Class A Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Class A Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. The Commission's web site at http://www.sec.gov also contains the Registration Statement, including the exhibits and schedules thereto.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SHAREHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.


                                   THE COMPANY

         The Company is a leading developer of highly integrated silicon solutions that enable broadband digital data transmission to the home and within the business enterprise. The Company is organized and existing under the laws of the State of California and its principal executive offices are located at 16251 Laguna Canyon Road, Irvine, California 92618. The Company's telephone number is
(949) 450-8700.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Class A Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially and adversely from the results discussed in the forward-looking statements. The factors that may affect the Company's business, financial condition and results of operations include, but are not limited to, the following:

         Fluctuations in Results of Operations. The Company's quarterly results of operations have fluctuated significantly in the past and may continue to fluctuate in the future based on a number of factors, many of which are not in the Company's control, including, but not limited to, the volume of product sales and pricing concessions on volume sales; the timing, rescheduling and cancellation of significant customer orders; the gain or loss of a significant customer; the timing of customer qualification and industry interoperability certification of new products; the rate of adoption by customers and end users of new and emerging technologies in the high-speed data networking, cable set-top box, cable modem, direct broadcast satellite, terrestrial wireless and digital subscriber line (xDSL) markets; the rate of adoption and acceptance of new industry standards in the foregoing markets; the qualification, availability and pricing of competing products and technologies from other vendors; delays in the specification or design of new products; fluctuations in manufacturing yields and other problems or delays in the fabrication, assembly, testing or delivery of products; uncertainties associated with international operations; the Company's ability to retain and hire key executives, technical personnel and other employees in the numbers and with the capabilities needed to implement its business and product plans; problems or delays in migrating product designs to smaller geometry processes; changes in product and customer mix; intellectual property disputes; the Company's ability to develop, introduce and market new products and technologies on a timely basis; the amount and timing of recognition of development revenue; general business conditions in the semiconductor industry and the broadband communications markets; availability of foundry capacity and raw materials; the quality of the Company's products; the timing of investments in, and the results of, research and development; the Company's ability to expand and implement its sales and marketing programs; the level of orders received that can be shipped in a quarter; the effects on operations and management of facility relocations; currency fluctuations; and general economic conditions. The Company intends to continue to increase its operating expenses significantly in 1998. Because a large portion of the Company's operating expense, including rent, salaries and capital lease expenses, is fixed and difficult to reduce or modify, if total revenue does not meet the Company's expectations, the effect of any revenue shortfall will be magnified by the fixed nature of these operating expenses. Based on the foregoing or other factors, it is possible that in some future periods the Company's reported or anticipated operating results will fail to meet or exceed the expectations of analysts or investors. In such event, the price of the Company's Class A Common Stock would likely be materially and adversely affected.

         Customer Concentration. A relatively small number of customers have accounted for a significant portion of the Company's total revenue to date, and the Company expects that this trend will continue for the foreseeable future. In particular, sales to three of the Company's key customers (including sales to their respective manufacturing subcontractors) accounted for approximately 41.6%, 23.4% and 10.2% of the Company's total revenue in the three months ended June 30, 1998. Sales to two of these customers accounted for approximately 31.8% and 36.8% of total revenue in the six months ended June 30, 1998 and 31.9% and 14.6% of total revenue in fiscal year 1997. Moreover, sales to the Company's five largest customers (including sales to their respective manufacturing subcontractors) represented approximately 81.1% and 81.7% in the three and six months ended June 30, 1998, respectively, and accounted for approximately 61.7% of the Company's total revenue in fiscal year 1997. Accordingly, the Company's future results of operations will continue to be substantially dependent on the success of its largest customers and on the Company's success in selling its existing and future products to those customers in significant quantities. Any reduction or delay in sales of the Company's products to one or more of these key customers could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will retain its largest customers or that it will be able to obtain additional key customers. The loss of one or more of the Company's largest customers or the inability of the Company to successfully develop relationships with additional key customers could have a material adverse effect on the Company's business, financial condition and results of operations.

         Most of the Company's customers can cease incorporating the Company's products in their own products with limited notice to the Company and with little or no penalty. The Company's agreements with its customers typically do not require minimum purchases. In addition, certain of the Company's customers offer or may offer products (designed by themselves or third parties) that compete with those offered by the Company. Many of the

Company's customers have pre-existing relationships with current or potential competitors of the Company, which may affect such customers' purchasing decisions. In addition, the Company's longstanding relationship with certain of its larger customers may affect the purchasing decisions of other potential customers who compete with these customers. The Company's customers face intense competition from other manufacturers that do not use the Company's products. Further, some of the Company's customers have "most favored nation" pricing arrangements which could materially and adversely affect the Company's average selling prices and gross margins in the event of product pricing decisions that trigger such arrangements.

         Rapid Technological Change; Dependence on Emerging Markets and Evolving Standards. The semiconductor industry and the broadband communications markets are characterized by rapidly changing technology, frequent new product introductions and evolving industry standards. Substantially all of the Company's current product revenue is derived from sales of products for the high-speed networking, cable set-top box and cable modem markets. These markets are characterized by intense competition, rapid technological change and short product life cycles. In particular, the high-speed networking, cable set-top box and cable modem markets continue to undergo a period of rapid growth and consolidation. The Company's business, financial condition and results of operations would be materially and adversely affected in the event of a significant slowdown in these or other broadband communications markets. The Company's success will depend on the ability of its customers to develop new products and enhance existing products for the broadband communications markets and to successfully introduce and promote such products. There can be no assurance that the broadband communications markets will develop to the extent or in the timeframes anticipated by the Company. The failure of new markets to develop as anticipated or the failure of the Company's products in these markets to gain widespread acceptance could have a material adverse effect on the Company's business, financial condition and results of operations. Products for broadband communications applications are generally based on industry standards, which are continually evolving. The emergence of new industry standards could render products of the Company or its customers unmarketable or obsolete and may require the Company to incur substantial unanticipated costs to comply with any such new standards. Moreover, the Company's past sales and profitability have resulted, to a significant extent, from its ability to anticipate changes in technology and industry standards and to develop and introduce new and enhanced products. The Company's continued ability to adapt to such changes and to anticipate future standards, and the rate of adoption and acceptance of those standards, will be a significant factor in maintaining or improving the Company's competitive position and its prospects for growth. The Company has in the past invested substantial resources in emerging technologies, such as 100Base-T4 for high-speed networking, for which the market did not ultimately meet the Company's expectations. There can be no assurance that the Company will be able to anticipate the evolving standards in the semiconductor industry and, in particular, the broadband communications markets, or that the Company will be able to successfully develop and introduce new products into such markets. The failure of the Company to anticipate technological change and introduce new products that achieve market acceptance could materially and adversely affect the Company's business, financial condition and results of operations.

         Dependence on Development of New Products. The Company's future success will depend upon its ability to develop new silicon solutions for existing and new markets, introduce such products in a timely and cost-effective manner and have such products selected for design into new products of leading equipment manufacturers ("design wins"). The development of these new devices is highly complex, and from time to time the Company has experienced delays in completing the development and introduction of new products. Successful product development and introduction depends on a number of factors, including, among other things, accurate prediction of market requirements and evolving standards, accurate new product definition, timely completion and introduction of new product designs, timely qualification and industry interoperability certification of the Company's products and the products into which the Company's products will be incorporated, availability of foundry capacity, achievement of high manufacturing yields, and market acceptance of the Company's and its customers' products. Furthermore, there can be no assurance that the Company will be able to introduce new products in a timely and cost-effective manner or in sufficient quantities to meet customer demand or that such products will satisfy customer requirements or achieve market acceptance. The Company's quarterly results have in the past been and are expected in the future to continue to be dependent upon the introduction of a relatively small number of new products and the timely completion and delivery of those products to customers. The Company's or its customers' failure to develop and introduce new products successfully and in a timely manner would materially and adversely affect the Company's business, financial condition and results of operations. The Company's new products are generally incorporated into customers' products or systems at the design stage. Achieving a design win often requires significant expenditures by the Company without any assurance of success. Moreover, design wins frequently precede the generation of volume sales, if any, by six to nine months or more. The value of any design win largely depends upon the commercial success of the customer's product and on the extent to which the design of the customer's electronic system accommodates components manufactured by the Company's competitors. There can be no assurance that the Company will continue to achieve design wins or that the products for which the Company achieves design wins will be commercially successful.

         Dependence on Key Personnel. The Company's success depends to a significant extent upon the continued service of its executive officers and other key management and technical personnel and on its ability to continue to attract, retain and motivate qualified personnel, particularly experienced mixed-signal circuit designers and systems applications engineers. The competition for such employees is intense, and the Company may not be able to attract as many qualified new personnel as it was able to employ prior to its initial public offering. The loss of the services of one or more of the Company's key employees or the Company's failure to attract, retain and motivate qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, the loss of the services of Dr. Henry T. Nicholas, III, the co-founder, President and Chief Executive Officer, or Dr. Henry Samueli, the co-founder, Vice President of Research & Development and Chief Technical Officer, could materially and adversely affect the Company. The Company does not have employment contracts with its employees.

         Competition. The broadband communications markets and semiconductor industries are intensely competitive and are characterized by rapid technological change, evolving standards, short product life cycles and price erosion. The Company competes with a number of major domestic and international suppliers of equipment in the markets for cable set-top boxes, cable modems, high-speed networking, DBS and terrestrial digital broadcast, and xDSL. This competition has resulted and may continue to result in declining average selling prices for the Company's products. The Company currently competes in the cable television set-top box market with Rockwell, Philips, LSI Logic and VLSI Technology for communication devices and with ST Microelectronics, LSI Logic and C-Cube in the MPEG segment. The Company expects other major semiconductor manufacturers to enter the market as the digital broadcast television and other digital cable television markets become more established. A number of companies, including Rockwell, Libit Signal Processing Ltd. and STI, have announced that they are developing and plan to introduce MCNS/DOCSIS compliant products in 1998, which could result in significant competition in the cable modem market. In the high-speed networking market, the Company principally competes with established suppliers including Lucent Technologies and Level One Communications. The Company's principal competitors in the DBS market include LSI Logic, Philips, Rockwell, ST Microelectronics and VLSI Technology, and the Company's principal competitors in the xDSL market include Analog Devices, Alcatel, Motorola and Globespan. The Company also may face competition from suppliers of products based on new or emerging technologies. Many of the Company's competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than the Company. As a result, such competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the promotion and sale of their products than the Company. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. In addition, existing or new competitors may in the future develop technologies that more effectively address the transmission of digital information through existing analog infrastructures at a lower cost. There can be no assurance that the Company will be able to compete successfully against current or potential competitors, or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

         Management of Growth. The Company has experienced a period of rapid growth, expanding from 164 employees in June 1997 to 378 employees (including temporary and contract employees) in June 1998. This expansion has placed, and continues to place, significant strain on the Company's resources. To accommodate this growth, the Company will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of its accounting and other internal management systems, all of which may require substantial management effort. There can be no assurance that such efforts can be accomplished successfully. The Company's rapid growth and expansion, as well as its product development and selling, general and administrative activities, have necessitated the increase in the number of employees as well as increased responsibilities for the Company's management. To support its growth, the Company is in final negotiations to lease and improve new facilities that will allow all of its Irvine employees and operations to be centralized on one campus. This relocation of the Company's headquarters and Irvine operations could result in a temporary disruption of the Company's operations or a temporary diversion of management attention and resources. From time to time the Company engages in other relocations of employees or operations. If the Company sustains its growth in the future, it will need to continue to implement and improve its operational, financial and management information systems and to hire, train, motivate and manage its expanding employee base. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations. Any difficulties resulting from relocation of employees or operations or any failure to improve the Company's operational, financial and management information systems, or to hire, train, motivate or manage its employees could have a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on Independent Foundries. The Company does not own or operate a fabrication facility, and substantially all of its semiconductor device requirements are currently supplied by two outside foundries, Taiwan Semiconductor Manufacturing Corporation ("TSMC") in Taiwan and Chartered Semiconductor Manufacturing ("Chartered") in Singapore. There are significant risks associated with the Company's reliance on outside foundries, including the lack of ensured wafer supply, limited control over delivery schedules, quality assurance and control, manufacturing yields and production costs, and the unavailability of or delays in obtaining access to key process technologies. In addition, the manufacture of ICs is a highly complex and technologically demanding process. Although the Company works closely with its foundries to minimize the likelihood of reduced manufacturing yields, the Company's foundries have from time to time experienced lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies.

         The Company provides its foundries with rolling forecasts of its production requirements; however, the ability of each foundry to provide semiconductor devices to the Company is limited by the foundry's available capacity. Although the Company has entered into contractual commitments to supply specified levels of products to certain of its customers, the Company does not have a long-term volume purchase agreement or a guaranteed level of production capacity with TSMC or Chartered because the Company believes excess foundry capacity is currently available. The Company places its orders on a purchase order basis, and these foundries may allocate capacity to the production of other companies' products while reducing deliveries to the Company on short notice. In particular, foundry customers that are larger and better financed than the Company or that have long-term agreements with the Company's foundries may cause such foundries to reallocate capacity in a manner adverse to the Company. In addition, if the Company chooses to use a new foundry, several months are typically required to complete the qualification process before the Company can begin shipping the new foundry's products. Although the Company primarily utilizes two independent foundries, most of the Company's components are not manufactured at both foundries at any given time. Any inability of one of the foundries to provide the necessary components could result in significant delays and could have a material adverse effect on the Company's business, financial condition and results of operations. In the event either foundry experiences financial difficulties (whether as a result of the Asian economic crisis or otherwise) or suffers any damage or destruction to its respective facilities, or in the event of any other disruption of foundry capacity, the Company may not be able to qualify alternative manufacturing sources for existing or new products in a timely manner. Even the Company's current outside foundries would need to have certain manufacturing processes qualified in the event of disruption at another foundry, which the Company may not be able to accomplish in a timely enough manner to prevent an interruption in supply of the affected products. There can be no assurance that any such sources would be able to produce ICs with acceptable manufacturing yields. Furthermore, there can be no assurance that the Company's foundries will continue to deliver sufficient quantities of semiconductor devices on a timely basis, will not experience lower than expected manufacturing yields in the future, or will continue to have excess capacity, any of which events could materially and adversely affect the Company's business, financial condition and results of operations.

         Dependence on Third-Party Subcontractors for Assembly and Test. Substantially all of the Company's products are assembled and tested by one of two third-party subcontractors, ASAT Ltd. ("ASAT") in Hong Kong and ST Assembly Test Services ("STATS") in Singapore. The Company does not have long-term agreements with either of these suppliers and typically procures services from such suppliers on a per order basis. The availability of assembly and testing services from these subcontractors could be aversely affected in the event either subcontractor experiences financial difficulties (whether as a result of the Asian economic crisis or otherwise) or suffers any damage or destruction to its respective facilities, or in the event of any other disruption of assembly and testing capacity. As a result of this reliance on third-party subcontractors for assembly and testing of its products, the Company cannot directly control product delivery schedules, which has in the past, and could in the future result in product shortages or quality assurance problems that could increase the costs of manufacture, assembly or testing of the Company's products. Due to the amount of time normally required to qualify assemblers and testers, if the Company is required to find alternative manufacturing assemblers or testers of its components, shipments could be delayed. Any problems associated with the delivery, quality or cost of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

         Risks Associated with Potential Acquisitions. As part of its business strategy, the Company expects to review acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities. Although the Company has no current agreements or negotiations underway with respect to any material acquisitions, the Company may make acquisitions of businesses, products or technologies in the future. However, there can be no assurance that the Company will be able to locate suitable acquisition opportunities or to consummate any such acquisitions on terms and conditions acceptable to the Company. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, large one-time write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's results of operations or the price of the Company's Class A Common Stock. Furthermore, acquisitions entail numerous risks, including difficulties in the assimilation and integration of operations, personnel, technologies, products and the information systems of the acquired companies, diversion of management's attention from other business concerns, risks of entering geographic or business markets in which the Company has no or limited prior experience and the potential loss of key employees. Since the Company has not made any material acquisitions in the past, no assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

         Risks Associated with Expansion of International Business Activities. The Company currently procures substantially all of its manufacturing, assembly and test services from suppliers located outside the United States and may expand its manufacturing activities abroad. Approximately 15.1% and 13.1% of the Company's total revenue in the three and six months ended June 30, 1998, respectively, was derived from sales to independent customers based outside the United States. In calendar year 1997, approximately 15.4% of the Company's total revenue was derived from sales to independent customers based outside of the United States. In addition, the Company often ships products to its domestic customers' international manufacturing divisions and subcontractors. Accordingly, the Company is subject to risks inherent in international operations, which include, but are not limited to, political, social and economic instability, trade restrictions, the imposition of governmental controls, exposure to different legal standards (particularly with respect to intellectual property), burdens of complying with a variety of foreign laws, import and export license requirements, future import and export restrictions, unexpected changes in regulatory requirements, foreign technical standards, changes in tariffs, difficulties in staffing and managing operations, difficulties in collecting receivables and potentially adverse tax consequences. In particular, certain Asian countries have recently experienced significant economic difficulties, including currency devaluation and instability, business failures and a generally depressed business climate, particularly in the semiconductor industry. In view of the Company's reliance on Asian foundries and assemblers, and the Company's expanded international operations, the Asian economic crisis may have a material adverse effect on the Company's business, financial condition and results of operations.

         In addition, certain of the Company's products contain encryption or other features that are subject to various government export regulations, pursuant to which the Company has applied for export licenses. If such licenses are not granted, the Company may be unable to manufacture such products at its foreign foundries or to ship such products to certain customers located outside the United States. There can be no assurance that the Company will obtain such licenses or any licenses applied for in the future or that the failure to obtain such licenses will not have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, demand for the Company's products could be adversely affected by seasonality of international sales and economic conditions in the Company's primary overseas markets. All of the Company's international sales to date have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products less competitive in international markets. There can be no assurance that the risks associated with the Company's international operations will not materially adversely affect the Company's business, financial condition and results of operations in the future or require the Company to modify significantly its current business practices.

         Reliance on Strategic Relationships. The Company has relied on in the past, and intends to continue to form in the future, strategic relationships with certain of its customers who are technology leaders in the Company's target markets. These relationships often involve the proposed development by the Company of new products involving significant technological challenges. Since the proposed product under development may offer potential competitive advantages to the strategic partner, considerable pressure is frequently placed on the limited resources of the Company to meet development schedules. While an essential element of the Company's strategy involves establishing such relationships, these projects utilize substantial amounts of the Company's limited resources, and could materially detract from or delay the completion of other important development projects. Delays in development could impair the relationship between the Company and its strategic partners. Moreover, there can be no assurance that customers of the Company will not develop their own solutions for products currently supplied by the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         Transition to Smaller Geometry Process Technologies. The Company continuously evaluates the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies in order to reduce costs and has commenced migration of certain products to smaller geometry processes. The Company believes that the transition of its products to increasingly smaller geometries will be important for the Company to remain competitive. The Company has in the past experienced difficulty in migrating to new manufacturing processes, which has resulted and could continue to result in reduced yields, delays in product deliveries and increased expense levels. Moreover, the Company is dependent on its relationships with its foundries to migrate to smaller geometry processes successfully. No assurance can be given that the Company's future process migrations will be achieved without difficulties, delays or increased expenses. The Company's business, financial condition and results of operations could be materially and adversely affected if any such transition is substantially delayed or inefficiently implemented.

         Risks Associated with Intellectual Property Protection. The Company's success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The Company relies primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect its proprietary technologies and processes. There can be no assurance that such measures will provide meaningful protection for the Company's proprietary technologies and processes. The Company has been issued three United States patents and has filed fourteen United States patent applications. There can be no assurance that any patent will issue as a result of these applications or future applications or, if issued, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any existing or future patents will not be challenged, invalidated or circumvented, or that any right granted thereunder would provide meaningful protection to the Company. The failure of any patents to provide protection to the Company's technology would make it easier for the Company's competitors to offer similar products. In connection with its participation in the development of various industry standards, the Company may be required to agree to license certain of its patents to other parties, including its competitors, that develop products based upon the adopted standards. The Company also generally enters into confidentiality agreements with its employees and strategic partners, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products, services or technology without authorization, develop similar technology independently or design around the Company's patents. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. Certain of the Company's customers have entered into agreements with the Company pursuant to which such customers have the right to use the Company's proprietary technology in the event the Company defaults in its contractual obligations, including product supply obligations, and fails to cure the default within a specified period of time. Moreover, the Company often incorporates the intellectual property of its strategic customers into its designs, and the Company has certain obligations with respect to the non-use and non-disclosure of such intellectual property. There can be no assurance that the steps taken by the Company to prevent misappropriation or infringement of the intellectual property of the Company or its customers will be successful. Moreover, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of proprietary rights of others, including its customers. Such litigation could result in substantial costs and diversion of management's efforts and other Company resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

        The semiconductor industry is characterized by vigorous protection of and pursuit of intellectual property rights. From time to time, the Company has received, and may continue to receive in the future, notices of claims of infringement of other parties' proprietary rights. The Company has received a letter from counsel for BroadCom, Inc. asserting rights in the "Broadcom" trademark and demanding that the Company cease and desist from any further use of the Broadcom name. The Company and BroadCom, Inc. have exchanged correspondence outlining their respective positions on the matter. In addition, the Company is currently involved in litigation with Stanford Telecommunications, Inc. ("STI") concerning the alleged infringement of one of STI's patents by one or more of the Company's modem products and with Sarnoff Corporation and Sarnoff Digital Communications, Inc. (collectively, "Sarnoff") concerning the alleged misappropriation and misuse of certain Sarnoff trade secrets by the Company. There can be no assurance that the Company will prevail in these actions, or that other actions alleging infringement by the Company of third-party patents, misappropriation or misuse by the Company of third-party trade secrets or the invalidity of one or more patents held by the Company will not be asserted or prosecuted against the Company, or that any assertions of infringement, misappropriation or misuse or prosecutions seeking to establish the invalidity of Company-held patents will not materially and adversely affect the Company's business, financial condition and results of operations. For example, in a patent or trade secret action, an injunction could issue against the Company requiring that the Company withdraw certain products from the market or necessitating that certain products offered for sale or under development be redesigned; the Company has also entered into certain indemnification obligations in favor of its customers and strategic partners that could be triggered upon an allegation or finding of the Company's infringement, misappropriation or misuse of other parties' proprietary rights. Irrespective of the validity or successful assertion of such claims, the Company would likely incur significant costs and diversion of its management and personnel resources with respect to the defense of such claims, which could also have a material adverse effect on the Company's business, financial condition and results of operations. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance that under such circumstances a license would be available on commercially reasonable terms, if at all.

         Lengthy Sales Cycle. The Company's sales cycle involves test and evaluation of its products by the potential customer and design of the customer's equipment to incorporate the Company's products. The sales cycle for the test and evaluation of the Company's products can range from three to six months or more, and it can take an additional six to nine months or more before a customer commences volume production of equipment that incorporates the Company's products. Because of this lengthy sales cycle, the Company may experience a delay between increasing expenses for research and development, sales and marketing, and general and administrative efforts, as well as increasing investments in inventory, and the generation of revenues, if any, from such expenditures. In addition, the delays inherent in such lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans, which could result in the loss of anticipated sales by the Company. Achieving a design win provides no assurance that such customer will ultimately ship products incorporating the Company's products. The Company's business, financial condition and results of operations could be materially adversely affected if a significant customer curtails, reduces or delays orders during the Company's sales cycle or chooses not to release products employing the Company's products.

         Order and Shipment Uncertainties. The Company's sales are generally made pursuant to individual purchase orders that may be canceled or deferred by customers on short notice without significant penalty. Cancellation or deferral of product orders could result in the Company holding excess inventory, which could have a material adverse effect on the Company's profit margins and restrict its ability to fund its operations. The Company recognizes revenue upon shipment of products to the customer. Refusal of customers to accept shipped products or delays or difficulties in collecting accounts receivable could result in significant charges against income, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         Product Complexity. Products as complex as those offered by the Company frequently contain errors, defects and bugs when first introduced or as new versions are released. The Company has in the past experienced such errors, defects and bugs. Delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such products, which could damage the Company's reputation and adversely affect the Company's ability to retain its existing customers and to attract new customers. Moreover, such errors, defects or bugs could cause problems, interruptions, delays or a cessation of sales to the Company's customers. Alleviating such problems may require significant expenditures of capital and resources by the Company. There can be no assurance that, despite testing by the Company, its suppliers or its customers, errors, defects or bugs will not be found in new products after commencement of commercial production, resulting in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from the Company's other development efforts, product repair or replacement costs, claims by the

Company's customers or others against the Company, or the loss of credibility with the Company's current and prospective customers. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

         Cyclicality of the Semiconductor Industry. The Company provides semiconductor devices to the broadband communications markets. The semiconductor industry is highly cyclical and subject to rapid technological change and has been subject to significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and production overcapacity. The semiconductor industry also periodically experiences increased demand and production capacity constraints. As a result, the Company may experience substantial period-to-period fluctuations in future results of operations due to general semiconductor industry conditions, overall economic conditions or other factors.

         Limited Operating History. The Company was incorporated in August 1991 but did not begin shipping products until 1994. Accordingly, the Company has a limited operating history upon which investors may evaluate the Company and its prospects. The Company's recent revenue growth may not be sustainable and should not be considered indicative of future revenue growth, if any. There can be no assurance that the Company will be profitable in any future period. The Company's prospects must be considered in light of the risks, challenges and difficulties frequently encountered by companies in their early stage of development, particularly companies in intensely competitive and rapidly evolving markets such as the semiconductor industry and the broadband communications markets. To address these risks, the Company must, among other things, successfully increase the scope of its operations, respond to competitive and technological developments, continue to attract, retain and motivate qualified personnel and continue to commercialize products incorporating innovative technologies. There can be no assurance that the Company will be successful in addressing these risks and challenges.

         Risks Associated with Government Regulation. The Federal Communications Commission (the "FCC") has broad jurisdiction over each of the Company's target markets. Although the Company's products are not directly subject to current regulations of the FCC or any other federal or state communications regulatory agency, much of the equipment into which the Company's products are incorporated is subject to direct government regulation. Accordingly, the effects of regulation on the Company's customers or the industries in which they operate may, in turn, adversely impact the Company's business, financial condition and results of operations. FCC regulatory policies affecting the ability of cable operators or telephone companies to offer certain services and other terms on which these companies conduct their businesses may impede sales of the Company's products. For example, the Company has in the past experienced delays when products incorporating its chips failed to comply with FCC emissions specifications. In addition, the Company's business, financial condition and results of operations may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components that the Company obtains from non-domestic suppliers or by the imposition of export restrictions on products that the Company sells internationally. The Company may also be subject to regulation by countries other than the United States. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere, could materially and adversely affect the Company's business, financial condition and results of operations.

         Control by Directors, Executive Officers and Their Affiliates. As of June 30, 1998, the Company's directors and executive officers beneficially owned approximately 54.5% of the outstanding Common Stock and 60.3% of the total voting control of the Company. In particular, as of June 30, 1998, the two founders of the Company, Dr. Henry T. Nicholas, III and Dr. Henry Samueli, beneficially owned an aggregate of approximately 49.5% of the outstanding Common Stock and 54.8% of the total voting control of the Company. Accordingly, such persons will have sufficient voting power to control the outcome of matters (including the election of a majority of the Board of Directors, and any merger, consolidation or sale of all or substantially all of the Company's assets) submitted to the shareholders for approval and will also have control over the management and affairs of the Company. As a result of such control, certain transactions may not be possible without the approval of such shareholders. These transactions include proxy contests, mergers involving the Company, tender offers, open market purchase programs or other purchases of Class A Common Stock that could give shareholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Class A Common Stock.

         Year 2000 Compliance. Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. Others do not correctly process "leap year" dates. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can correctly process data related to the year 2000 and beyond, but there can be no assurance that such upgrades will be completed on a timely basis or without incurring substantial costs. The Company is evaluating its products for material year 2000 compliance and will consider making any changes to its current or future products required to achieve such compliance. There can be no assurance, however, that the Company will make any such changes or that any of the Company's products are or will be year 2000 compliant. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. Although the Company is in the process of upgrading its software to address the year 2000 issue, there can be no assurance that such upgrades will be completed on a timely basis at reasonable costs, or that such upgrades will be able to anticipate all of the problems triggered by the actual impact of the year 2000. The Company also relies, directly and indirectly, on external systems of suppliers for the management and control of fabrication, assembly and testing of substantially all of the Company's products and of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, both domestic and international, for accurate exchange of data. The Company could be affected through disruptions in the operation of the enterprises with which the Company interacts or from general widespread problems or an economic crisis resulting from noncompliant year 2000 systems. Despite the Company's efforts to address the year 2000 impact on its internal systems and business operations, there can be no assurance that such impact will not result in a material disruption of its business or have a material adverse effect on the Company's business, financial condition or results of operations.

         Future Capital Needs; Uncertainty of Additional Funding. The Company believes that the aggregate net proceeds from its initial public offering and sale of shares to Cisco Systems, together with cash generated from its operations and funds available under its credit facility, will be sufficient to meet its capital requirements for at least the next twelve months. Nonetheless, the Company may elect to sell additional equity securities or to obtain additional credit facilities. The Company's future capital requirements may vary materially from those now planned and will depend on many factors, including, but not limited to, the levels at which the Company maintains inventory and accounts receivable, the market acceptance of the Company's products, the levels of promotion and advertising required to launch such products and attain a competitive position in the marketplace, volume pricing concessions, the Company's business, product, capital expenditure and research and development plans and technology roadmap, capital improvements to new and existing facilities, technological advances, the response of competitors to the Company's products and relationships with suppliers and customers. In addition, the Company may require an increase in the level of working capital to accommodate planned growth, hiring, infrastructure and facility needs, including the lease of new facilities to centralize all Irvine employees and operations on one campus, which lease is currently in final negotiations. Additional capital may be required for consummation of any acquisitions of businesses, products or technologies. To the extent the Company's existing resources and any future earnings are insufficient to fund the Company's activities, the Company may need to raise additional funds through public or private financing. No assurance can be given that additional financing will be available or that if available, any such financing can be obtained on terms favorable to the Company and its shareholders. If adequate funds are not available, the Company may be required to curtail its operations significantly or to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies or potential markets. If additional funds are raised through the issuance of equity securities, the percentage ownership of the then existing shareholders of the Company would be reduced. Such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock.

         Stock Price Volatility. The trading price of the Company's Class A Common Stock has been and could continue to be subject to wide fluctuations in response to quarter to quarter variations in results of operations, announcements of technological innovations or new products by the Company or its competitors, general conditions in the semiconductor, telecommunications and data communications equipment markets, changes in earnings estimates or buy/sell recommendations by analysts, investor perceptions and expectations regarding the products, plans and strategic position of the Company, its competitors and its customers, or other events or factors. In addition, the public stock markets have experienced extreme price and trading volume volatility, particularly in high technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Class A Common Stock.

         Potential Effect of Anti-Takeover Provisions. The Company's Articles of Incorporation and Bylaws contain provisions that may discourage or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of the shareholders to approve transactions that they may deem to be in their best interests. In addition, the Company has outstanding Class B Common Stock, which entitles each holder thereof to ten votes per share on all matters presented for a shareholder vote. The Board of Directors also has the authority to fix the rights and preferences of shares of the Company's Preferred Stock and to issue such shares without a shareholder vote. It is possible that the provisions in the Company's Articles of Incorporation and Bylaws, the existence of super voting rights held by insiders and the ability of the Board of Directors to issue Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the shareholders, may discourage bids for the Company's Class A Common Stock at a premium over the market price of the Class A Common Stock and may adversely affect the market price of the Class A Common Stock and the voting and other rights of the holders of Class A Common Stock.


                                   SHAREHOLDER

         The table below sets forth (i) the number of shares of Class A Common Stock owned by the Shareholder as of August 3, 1998, (ii) the number of Shares to be sold pursuant to this offering, (iii) the number of shares of Class A Common Stock to be retained by the Shareholder if all the Shares offered hereby are in fact sold and (iv) the percentage of the outstanding Class A Common Stock that the Shareholder will own if all the Shares are sold. The Shareholder is the Company's Vice President of Worldwide Sales. The Shares were issued to the Shareholder in connection with his exercise of a stock option granted under the Company's 1994 Plan. The Shareholder paid for the Shares by delivering to the Company a $1,800,000 full-recourse promissory note due in December 2002. The note bears interest at the rate of 6.5% per annum, compounded semi-annually.

        The Shares offered by this Prospectus may be offered from time to time by the Shareholder named below:

                                                                                 PERCENTAGE OF
                                                                    NUMBER OF     OUTSTANDING
                                   NUMBER OF         NUMBER OF      SHARES TO       CLASS A
                                  SHARES OWNED    SHARES OFFERED     BE OWNED     COMMON STOCK
     NAME OF                        BEFORE           FOR SALE         AFTER       OWNED AFTER
    SHAREHOLDER                   OFFERING(1)        HEREBY(2)      OFFERING(1)      SALE(3)
--------------------              -----------     --------------    -----------  --------------
Aurelio E. Fernandez                255,000           225,000          30,000          *

-------------------
 *  Less than 1%.

(1) The Shareholder holds an immediately exercisable stock option for 30,000 shares of Class B Common Stock in addition to the 225,000 Shares of which he is the beneficial owner.

(2) This Registration Statement covers any additional shares of Class A Common Stock which become issuable in connection with the Shares by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the Company's receipt of consideration which results in an increase in the number of the Company's outstanding shares of Class A Common Stock.

(3) The shares of Class B Common Stock purchasable under the Shareholder's option will automatically convert on a one-for-one basis into shares of Class A Common Stock upon the sale of those Class B shares.

                              PLAN OF DISTRIBUTION

         The Company will receive no proceeds from the sale of the Shares pursuant to this offering. The Shares offered hereby may be sold by Shareholder from time to time through broker-dealer transactions effected on the Nasdaq National Market at market prices prevailing at the time of sale. The broker-dealers participating in such transactions may act as agent or may acquire the Shares as principal. Any broker-dealer acting as agent may receive commissions from the Shareholder and/or the purchasers of the Shares for whom such broker-dealer is acting as agent. Usual and customary brokerage fees will be paid by the Shareholder. Broker-dealers may agree with the Shareholder to sell a specified number of Shares at a stipulated price per Share and, to the extent such broker-dealer is unable to do so as agent for the Shareholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Shareholder. Broker-dealers who acquire the Shares as principal may subsequently resell such Shares from time to time (including sales to or through other broker-dealers) in transactions effected on the Nasdaq National Market or through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the Shares compensation in the form of discounts, concessions or commissions, which may, as to a particular broker-dealer, be in excess of customary commissions.

         The Shareholder and any broker-dealers who participate with the Shareholder in the distribution of the Shares may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act. In such event, the Shareholder may indemnify any such broker-dealer against certain liabilities, including liabilities arising under the Securities Act. Any commissions received by the broker-dealers participating in the distribution and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Class A Common Stock of the Company for a period of two (2) business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of the Company's Class A Common Stock by the Shareholder.

         The Shareholder will furnish each broker-dealer through whom the Shares offered hereby may be sold such copies of this Prospectus as such person may require.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         (a) The Company's Registration Statement No. 333-45619 on Form S-1 filed with the Commission on February 5, 1998, together with the amendments thereto on Forms S-1/A filed with the Commission on February 27, 1998, March 10, 1998, March 23, 1998, April 8, 1998,
             April 15, 1998 and April 16, 1998, respectively.

         (b) The Company's prospectus filed with the Commission on April 17, 1998 pursuant to Rule 424(b) promulgated under the Securities Act in connection with the Company's Registration Statement No. 333-45619 on Form S-1, in which there is set forth the Company's audited financial statements for the fiscal year ended December 31, 1997.

         (c) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998 filed with the Commission on May 15, 1998 and August 4, 1998, respectively.

         (d) The Company's Registration Statement No. 000-23993 on Form 8-A filed with the Commission on April 6, 1998, in which there is described the terms, rights and provisions applicable to the Company's outstanding Class A Common Stock.

         (e) All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

         Any statement contained in a document incorporated by reference herein shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into the information this Prospectus incorporates). Requests should be directed to Broadcom Corporation, 16251 Laguna Canyon Road, Irvine, California, 92618, Attention: William J. Ruehle, Vice President and Chief Financial Officer; telephone number: (949) 450-8700.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         Broadcom Corporation (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

         (a) The Registrant's Registration Statement No. 333-45619 on Form S-1 filed with the Commission on February 5, 1998, together with the amendments thereto on Forms S-1/A filed with the Commission on February 27, 1998, March 10, 1998, March 23, 1998, April 8, 1998,
             April 15, 1998 and April 16, 1998, respectively;

         (b) The Registrant's prospectus filed with the Commission on April 17, 1998 under Rule 424(b) promulgated under the 1933 Act, in connection with Registrant's Registration Statement No. 333-45619, in which there is set forth the audited financial statements for the Registrant's fiscal year ended December 31, 1997;

         (c) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998, filed with the Commission on May 15, 1998 and August 4, 1998, respectively; and

         (d) The Registrant's Registration Statement No. 000-23993 on Form 8-A filed with the Commission on April 6, 1998, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Class A Common Stock.

         All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of Exchange, as amended (the "Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         The terms, rights and provisions applicable to the Class A Common Stock are set forth in the Registrant's Registration Statement No. 000-23993 on Form 8-A which is incorporated by reference into this Registration Statement pursuant to Item 3(d). The shares of the Class B Common Stock are substantially identical to the shares of Class A Common Stock, except that the holders of Class A Common Stock are entitled to one (1) vote per share and the holders of the Class B Common Stock are entitled to ten (10) votes per share on all matters submitted to shareholder vote. In addition, each share of Class B Common Stock is convertible at the option of the holder into one (1) share of Class A Common Stock and will automatically convert into one (1) share of Class A Common Stock upon the sale of the Class B Common Stock by the original holder.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         The Registrant's Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the "California Law"). Under the California Law, a director's liability to a company or its shareholders may not be limited with respect to the following items: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the company or its shareholders, (vi) contacts or transactions between the company and a director within the scope of Section 310 of the California Law or (vii) improper dividends, loans and guarantees under Section 316 of the California Law. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation by a director of the director's fiduciary duty to the company or its shareholders.

         The Registrant's Articles of Incorporation also include an authorization for the Registrant to indemnify its "agents" (as defined in Section 317 of the California Law) through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers and employees. In addition, the Registrant may, at its discretion, provide indemnification to persons whom the Registrant is not obligated to indemnify. The Bylaws also allow the Registrant to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with the Registrant's Bylaws and Articles of Incorporation, may require the Registrant, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California Law and the Registrant's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the Securities Act.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits


Exhibit Number    Exhibit
--------------    -------
 4.1              Instruments Defining the Rights of Shareholders. Reference is
                  made to Registrant's Registration Statement No. 000-23993 on
                  Form 8-A, together with the exhibits thereto, which is
                  incorporated herein by reference pursuant to Item 3(d).

 5.1              Opinion and consent of Brobeck, Phleger & Harrison LLP.

23.1              Consent of Independent Auditors.

23.2              Consent of Brobeck, Phleger & Harrison LLP is contained in
                  Exhibit 5.1.

24.1 Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1              Broadcom Corporation 1998 Stock Incentive Plan.

99.2              Form of Notice of Grant of Stock Option.

99.3              Form of Stock Option Agreement.


Exhibit Number    Exhibit
--------------    -------
99.4              Form of Addendum to Stock Option Agreement (Involuntary
                  Termination Following Change In Control).

99.5              Form of Addendum to Stock Option Agreement (Limited Stock
                  Appreciation Right).

99.6              Form of Stock Issuance Agreement.

99.7              Form of Addendum to Stock Issuance Agreement (Involuntary
                  Termination Following Change in Control).

99.8              Form of Stock Purchase Agreement

99.9              Form of Notice of Grant of Automatic Stock Option (Initial
                  Grant).

90.10             Form of Notice of Grant of Automatic Stock Option (Annual
                  Grant).

99.11             Form of Automatic Stock Option Agreement.

99.12 Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended.

99.13             Form of Enrollment/Change Form.

99.14             Form of ESPP Stock Purchase Agreement.

Item 9.  Undertakings

         A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 1998 Stock Incentive Plan or 1998 Employee Stock Purchase Plan.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of Securities, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 3rd day of August, 1998.

                                           BROADCOM CORPORATION


                                           By: /s/ Henry T. Nicholas, III, Ph.D.
                                               ---------------------------------
                                               Henry T. Nicholas, III, Ph.D.,
                                               Co-Chairman, President and
                                               Chief Executive Officer



                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

         That the undersigned officers and directors of Broadcom Corporation, a California corporation, do hereby constitute and appoint Henry T. Nicholas, III and Henry Samueli and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of Securities, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of Securities, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                              Title                                     Date
---------                              -----                                     ----
/s/ Henry T. Nicholas, III, Ph.D.      Co-Chairman, President and            August 3, 1998
-----------------------------------    Chief Executive Officer
     Henry T. Nicholas, III, Ph.D.     (Principal Executive Officer)


 /s/ Henry Samueli, Ph.D.              Co-Chairman, Vice President of        August 3, 1998
-----------------------------------    Research & Development and Chief
     Henry Samueli, Ph.D.              Technical Officer


Signature                              Title                                     Date
---------                              -----                                     ----

 /s/ William J. Ruehle                 Vice President and Chief Financial    August 3, 1998
-----------------------------------    Officer (Principal Financial
     William J. Ruehle                 and Accounting Officer)


 /s/ Alan E. Ross                      Director                              August 3, 1998
-----------------------------------
     Alan E. Ross


 /s/ Myron S. Eichen                   Director                              August 3, 1998
-----------------------------------
Myron S. Eichen

                       SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.


                                    EXHIBITS

                                       TO

                                    FORM S-8

                                      UNDER

                             SECURITIES ACT OF 1933


                              BROADCOM CORPORATION

                                 EXHIBIT INDEX


Exhibit Number    Exhibit
--------------    -------
 4.1              Instruments Defining the Rights of Shareholders. Reference is
                  made to Registrant's Registration Statement No. 000-23993 on
                  Form 8-A, together with the exhibits thereto, which is
                  incorporated herein by reference pursuant to Item 3(d).

 5.1              Opinion and consent of Brobeck, Phleger & Harrison LLP.

23.1              Consent of Independent Auditors.

23.2              Consent of Brobeck, Phleger & Harrison LLP is contained in
                  Exhibit 5.1.

24.1 Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1              Broadcom Corporation 1998 Stock Incentive Plan.

99.2              Form of Notice of Grant of Stock Option.

99.3              Form of Stock Option Agreement.

99.4              Form of Addendum to Stock Option Agreement (Involuntary
                  Termination Following Change In Control).

99.5              Form of Addendum to Stock Option Agreement (Limited Stock
                  Appreciation Right).

99.6              Form of Stock Issuance Agreement.

99.7              Form of Addendum to Stock Issuance Agreement (Involuntary
                  Termination Following Change in Control).

99.8              Form of Stock Purchase Agreement

99.9              Form of Notice of Grant of Automatic Stock Option (Initial
                  Grant).

90.10             Form of Notice of Grant of Automatic Stock Option (Annual
                  Grant).

99.11             Form of Automatic Stock Option Agreement.

99.12 Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended.

99.13             Form of Enrollment/Change Form.

99.14             Form of ESPP Stock Purchase Agreement.